UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

__________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): December 7, 2006

DOV PHARMACEUTICAL, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	000-49730 (Commission File No.)	22-3374365 (IRS Employer Identification No.)

150 Pierce Street, Somerset, NJ 08873
(Address of Principal Executive Offices) (Zip Code)

Registrant's Telephone Number, including Area Code: (732) 907-3600

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

࿠ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

࿠ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

࿠ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b))

࿠ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

ITEM 1.01.  ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On December 7, 2006, DOV Pharmaceutical, Inc. (“DOV”) and Wyeth entered into three distinct agreements that clarify the terms of the existing licenses between the parties covering the compounds bicifadine, ocinaplon and DOV 216,303. The agreements clarify the parties’ rights and confirm that certain newly filed Wyeth patent applications are included in the rights granted to DOV. DOV has the right to develop products incorporating the three compounds for the treatment of human diseases, disorders and conditions except for treatment of vasomotor symptoms in certain areas of women’s health. DOV grants to Wyeth an exclusive license to certain DOV intellectual property to allow Wyeth to develop products incorporating the three compounds for the treatment of vasomotor symptoms in those areas of women’s health, provided that the parties agree to negotiate to jointly develop and commercialize any such products. DOV remains obligated to pay royalties as well as milestones as previously disclosed for each of the three compounds. In addition, pursuant to the amended licensing arrangement, DOV is obligated to pay milestones of $2.25 million upon NDA (or equivalent) approval in the United States, Europe or Japan for any product containing DOV 21,947 or DOV 102,677, but only if such milestone becomes payable prior to payment of the $4.5 million milestone payable on an NDA (or equivalent) approval for DOV 216,303. Any milestone payments made with respect to DOV 21,947 or DOV 102,677 reduce, dollar-for-dollar, DOV's $4.5 million milestone obligation for DOV 216,303.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

DOV Pharmaceutical, Inc.

Date: December 13, 2006	By:	/s/ Barbara Duncan
Barbara Duncan
President and Chief Financial Officer